Exhibit 99.1

El Paso Electric

www.epelectric.com

NEWS RELEASE

For Immediate Release	Date: July 8, 2005

Contacts:

Media: Teresa Souza, 915-543-5823

Analysts: Rachelle Williams, 915-543-2257

While Base Rates Remain Unchanged, Rising Natural

Gas Prices Force El Paso Electric to Request Fuel Cost

Increase

As a result of the continued increase in natural gas prices and the related impact on the cost of fuel used to generate electricity for customers, El Paso Electric today asked the Public Utility Commission of Texas (PUCT) for authority to increase the fuel factor charge included in its electric rates and collect from customers previously under-collected fuel expenses through a surcharge.

The fuel factor charge is the portion of the bill exclusively utilized by utilities for collection of a utility’s fuel-related costs needed to supply customers with electric power. These include natural gas, uranium for nuclear power, coal, and power purchased from other utilities. There will be no effect on the base rates from these changes.

Under the PUCT rules, fuel costs are adjusted periodically to assure that utilities’ collections for fuel are no greater, or less than, their actual costs. Over-collection of fuel costs results in a credit to customers, while under-collection of fuel costs results in customers being charged a surcharge to compensate for the under-recovery.

EI Paso Electric • P.O. Box 982 • EI Paso, Texas 79960

The continued high level of gas prices has resulted in the need for EPE (and many other utilities) to seek to increase the fuel factor charge and to surcharge for previous fuel-related cost under-recoveries on their customers’ electric bills. To that end, EPE is seeking an increase in the fuel-related portion of its bill of $5.54 per month for the typical residential bill, consisting of a fuel factor increase of $2.90 and a fuel surcharge of $2.63. If gas prices were to retreat to, and remain at, lower levels, EPE would seek to reduce the fuel factor charge at that time.

Prior to 2002, natural gas prices had been comparatively inexpensive and stable for several years. However, since 2002, the cost of natural gas has soared, and EPE now anticipates that its costs during 2005 will be significantly higher than prevailing prices experienced in 2001 and 2002. Since EPE generates approximately 60 percent of its energy from nuclear fuel and coal, the impact of rising natural gas prices is significantly reduced for EPE customers.

EPE will also ask for authority to recover, through a fuel surcharge, approximately $28 million it spent for fuel to generate electricity for its customers during the March 2004 to May 2005 time frame, but which has not yet been included in customer bills.

The proposed surcharge would last for twelve months beginning no later than October 2005, and would add approximately $2.63 per month to the typical residential electric bill. The surcharge would be removed once the under-collected amounts are recovered.

EPE continues to encourage its customers to use electricity wisely and efficiently in an effort to gain control over their electric bills.

El Paso Electric is a regional electric utility providing generation, transmission and distribution service to approximately 334,000 retail and wholesale customers in a 10,000 square mile area of the Rio Grande valley in west Texas and southern New Mexico. EPE has a net installed generation capacity of approximately 1,500 MW. EPE’s common stock trades on the New York Stock Exchange under the symbol EE.

EI Paso Electric • P.O. Box 982 • EI Paso, Texas 79960

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers; (ii) determinations by regulators that may adversely affect EE’s ability to recover previously incurred fuel costs in rates; (iii) fluctuations in economy margins due to uncertainty in the economy power market; (iv) unanticipated increased costs associated with scheduled and unscheduled outages; (v) the cost of replacing steam generators for Palo Verde Units 1 and 3 and other costs at Palo Verde; (vi) the costs of legal defense and possible judgments which may accrue as the result of ongoing litigation arising out of the FERC investigation or any other regulatory proceeding; (vii) deregulation of the electric utility industry and (viii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

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EI Paso Electric • P.O. Box 982 • EI Paso, Texas 79960